PRESS RELEASE

Westbury Bancorp, Inc.
200 South Main Street
West Bend, Wisconsin 53095

For Additional Information Contact:
Raymond F. Lipman, Chairman and Chief Executive Officer
(262) 334-5563

WESTBURY BANCORP, INC.
ANNOUNCES FOURTH STOCK REPURCHASE PROGRAM

West Bend, Wisconsin, May 21, 2015 (PR Newswire). Westbury Bancorp, Inc. (NASDAQ-CM: WBB) announced that on May 20, 2015 its Board of Directors authorized a stock repurchase program pursuant to which the Company intends to purchase up to 200,000 of its issued and outstanding shares, representing approximately 4.5% of its issued and outstanding shares of common stock. The repurchase program will commence on or about May 22, 2015. The program is the fourth repurchase program approved by the Board of Directors. In connection with the authorization of this stock repurchase program, the Board of Directors of the Company announced that the Company’s existing stock repurchase program, which had authorized the Company to purchase up to 492,695 shares of its issued and outstanding common stock, had been completed in full at an weighted average price of $17.52 per share. The Company has purchased a total of 917,352 shares under the three previous programs at a weighted average price of $16.54 per share. The timing of the purchases will depend on certain factors, including but not limited to market conditions and prices, available funds and alternative uses of capital. The stock repurchase program may be carried out through open-market purchases, block trades, negotiated private transactions and pursuant to a trading plan that will be adopted in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934. Any repurchased shares will be treated as authorized but unissued by the Company.

About Westbury Bancorp, Inc.

Westbury Bancorp, Inc. is the holding company for Westbury Bank. Westbury Bank is a federally chartered savings bank with approximately $600 million in assets headquartered in West Bend, Wisconsin. Westbury Bank serves communities in Washington and Waukesha counties through its nine full service offices, providing deposit and loan services to individuals, professionals and

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businesses throughout its markets. Additional information about Westbury Bank is available on the internet at www.westburybankwi.com.

Information Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. Westbury Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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